                         Securities and Exchange Commission
                               Washington, DC  20549

                                    Schedule 13G

                     Under the Securities Exchange Act of 1934
                               (Amendment No. _____ )


                                  Transwitch Corp
                       ____________________________________
                                  (Name of Issuer)


                                       Common
                       ____________________________________
                           (Title of Class of Securities)


                                     894065101
                       ____________________________________
                                   (CUSIP Number)




The remainder of this cover page shall e filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                           (Continued on following page(s))


                                Page 1 of 4 Pages
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                                                              Page 2 of 4 Pages

CUSIP No. 894065101           13G
          __________________


1) Names of Reporting Persons. SS or IRS Identification Nos. of Above Persons Greenville Capital Management, Inc.; 51-0318559
          _____________________________________________________________________

2)        Check the Appropriate Box if a Member of a Group. _____ (a) _____ (b)

3)        SEC Use Only
          _____________________________________________________________________

4)        Citizenship or Place of Organization
          PO Box 220; Rockland, DE  19732; USA
          _____________________________________________________________________

          Number of Shares             5)   Sole Voting Power   _______________
          Beneficially
          Owned by                     6)   Shared Voting Power _______________
          Each Reporting
          Person With                  7)   Sole Dispositive Power
                                                                   702,200
                                                                _______________
                                       8)   Shared Dispositive Power
                                                                _______________

9)        Aggregate Amount Beneficially Owned by Each Reporting Person
          702,200
          _____________________________________________________________________

10)       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

          _____________________________________________________________________

11)       Percent of Class Represented by Amount in Row (9)
          5.7%
          _____________________________________________________________________

12)       Type of Reporting Person
          IA
          _____________________________________________________________________


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                                                              Page 3 of 4 Pages

Item 1(A).  Name of Issuer
          Transwitch Corp
_______________________________________________________________________________

Item 1(B).  Address of Issuer's Principal Executive Offices
          8 Progress Drive; Shelton, CT  06484
_______________________________________________________________________________

Item 2(A).  Name of Person(s) Filing
          Greenville Capital Management, Inc.
_______________________________________________________________________________

Item 2(B).  Address of Principal Business Office or, if none, Residence
          PO Box 220; Rockland, DE  19732
_______________________________________________________________________________

Item 2(C).  Citizenship
          USA
_______________________________________________________________________________

Item 2(D).  Title of Class of Securities
          Common
_______________________________________________________________________________

Item 2(E).  CUSIP Number
          894065101
_______________________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rules 13D-1(B), or 13D-2(B), Check Whether the Person Filing is a:
          a)  _____ Broker of Dealer registered under Section 15 of the Act
          b)  _____ Bank as defined in section 3(a)(6) of the Act
          c)  _____ Insurance Company as defined in section 3(a)(19) of the Act
          d)  _____ Investment Company registered under section 8 of the
                    Investment Company Act
          e)   XX   Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940
          f)  _____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
          g)  _____ Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G) (Note:  See Item 7)
          h)  _____ Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

Item 4.   Ownership
          a)   Amount Beneficially Owned:
               702,200
               ________________________________________________________________
          b)   Percent of Class:
               5.7%
               ________________________________________________________________
          c)   Number of shares as to which such person has:
               i)    sole poser to vote or to direct the vote
                     __________________________________________________________
               ii)   shared power to vote or to direct the vote
                     __________________________________________________________
               iii)  sole power to dispose or to direct the disposition of
                     702,200
                     __________________________________________________________
               iv)   shared power to dispose or to direct the disposition of
                     __________________________________________________________

                                                              Page 4 of 4 Pages


Item 5.   Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following._____

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person
          N/A
_______________________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
          N/A
_______________________________________________________________________________

Item 8.   Identification and Classification of Members of the Group
          N/A
_______________________________________________________________________________

Item 9.   Notice of Dissolution of Group
          N/A
_______________________________________________________________________________

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                     Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 1, 1998
                                           ____________________________________
                                           (Date)

                                           Amie J. Sweren
                                           ____________________________________
                                           (Signature)

                                           Amie J. Sweren/Director of Operations
                                           ____________________________________
                                           (Name/Title)